   As filed with the Securities and Exchange Commission on October 13, 1999.


                                                    Registration No. 333-86533
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            PreEffective Ammendment
                                    No. One
                                      to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           U.S. PLASTIC LUMBER CORP.
             (Exact name of Registrant as specified in its charter)


              NEVADA                                        87-0404343
-----------------------------------             -------------------------------
 (State or other jurisdiction of                        (I.R.S. employer
  incorporation or organization)                     identification number)

                        2300 W. Glades Road, Suite 400 W
                           Boca Raton, Florida 33431
                            Telephone (561)394-3511
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Bruce C. Rosetto
                 Vice President, General Counsel and Secretary
                           U.S. Plastic Lumber Corp.
                        2300 W. Glades Road, Suite 400 W
                           Boca Raton, Florida 33431
                            Telephone (561)394-3511
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Jane K. Storero, Esq.
                       Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103

                           Telephone: (215) 569-5488
                            Facsimile (215) 569-5555


      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


===============================================================================

-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state whether offer, or sale is not permitted.

-------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 1999


                                   PROSPECTUS

                           U.S. PLASTIC LUMBER CORP.

                        2,553,571 SHARES OF COMMON STOCK


      The selling shareholders named in this prospectus under "Selling Shareholders" are offering 2,553,571 shares of common stock pursuant to this prospectus. U.S. Plastic Lumber Corp. will not receive any of the proceeds from the sale of the common stock. U.S. Plastic Lumber Corp. will bear certain expenses incident to the registration of the shares sold by the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."


      PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

      The selling shareholders may sell their U.S. Plastic Lumber Corp. common stock in one or more transactions on the Nasdaq Stock Market at market prices prevailing at the time of sale or in private transactions at negotiated prices.

      These selling shareholders may use broker, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the shareholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. See "Plan of Distribution."


      Our common stock is traded on the Nasdaq National Market under the symbol "USPL". On September 30, 1999, the last sale prices of our common stock as reported on the Nasdaq National Market was $12.375 per share.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this Prospectus is October ___, 1999.

                               TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----

Prospectus Summary......................................................    2

Risk Factors............................................................    2

The Company.............................................................   13

Forward Looking Statements..............................................   13

Use of Proceeds.........................................................   14

Selling Shareholders....................................................   14

Plan of Distribution....................................................   16

Experts ................................................................   17

Legal Matters...........................................................   17

Where You Can Find More Information.....................................   17






      YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SHAREHOLDERS SELLING COMMON STOCK UNDER THIS PROSPECTUS WILL NOT MAKE AN OFFER OF THEIR SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               PROSPECTUS SUMMARY


      This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.


      As used in this prospectus, the terms "we," "us," "our" and "U.S. Plastic Lumber Corp." mean U.S. Plastic Lumber Corp. and its subsidiaries, and the term "common stock" means U.S. Plastic Lumber Corp. common stock, $0.0001 par value. Unless otherwise stated, reference to a "year" in this prospectus means our fiscal year, which ends on December 31.

      Our principal executive offices are located at 2300 Glades Road, Suite 440W, Boca Raton, Florida 33431 and our telephone number is (561) 394-3511.

                                  RISK FACTORS

      In considering whether to acquire U.S. Plastic Lumber Corp. common stock, you should consider carefully the risks associated with the ownership of U.S. Plastic Lumber Corp. common stock. These risks are described in detail below.

      WE HAVE A HISTORY OF LOSSES AND IF WE ARE NOT ABLE TO MAINTAIN OUR CURRENT PROFITABILITY, IT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

      We incurred an operating loss of $291,000 for the year ended December 31, 1996 and an operating loss of $321,000 for the year ended December 31, 1997. We reported an operating profit of $1,437,226 for the year ended December 31, 1998, but we cannot assure you that our profitability will continue. If we are not able to maintain our current profitability, which will depend largely on our ability to substantially increase sales revenues and limit the growth of overhead and direct expenses, it could adversely affect the market price of our common stock.

      OUR LIMITED ACCESS TO CAPITAL COULD RESULT IN OUR INABILITY TO OBTAIN FINANCING IN ADEQUATE AMOUNTS AND ON ACCEPTABLE TERMS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      We have limited access to capital and there is no assurance that we will be able to obtain the capital necessary and appropriate to operate our business. We will require additional capital in order to:

     X    manufacture, market and sell our products;
     X    open new manufacturing facilities
     X    develop new products;
     X    manufacture, market and sell our new product line;
     X    consolidate our existing operations;
     X    implement our plan of operations;
     X    working capital; and
     X    capital expenditures.

      While we do have existing lines of credit, we cannot be sure that this debt financing will be available to us in the future or that it will be available in the amounts we require or on terms acceptable to us. Our failure to obtain financing in adequate amounts and on acceptable terms could have an adverse effect on our business, financial condition and results of operations.

      THE ISSUANCE OF ADDITIONAL SHARES PURSUANT TO EARNOUT AGREEMENTS WILL RESULT IN DILUTION TO CERTAIN SHAREHOLDERS OF THE COMPANY.


      We had reserved for issuance a substantial number of shares which could be issued to certain shareholders if we meet certain conditions set forth in the earnout agreements entered into with such shareholders. On June 30, 1999, we had reserved approximately 11,883,191 shares for issuance pursuant to options, warrants, earnout agreements, convertible preferred stock, and convertible debentures. On such date, we had 27,600,038 shares of common stock outstanding. Of the shares which we reserved for issuance pursuant to earnout agreements, 4,573,686 shares were related to an earnout provision contained in the Agreement and Plan of Reorganization entered into by the Company on March 29, 1996 and a separate agreement on October 1997. In connection with this transaction, the parties to the Agreement and Plan of Reorganization agreed that the earnout shares would be paid to certain shareholders who held the common stock as of the date of the Agreement and Plan of Reorganization in the event Earth Care Global Holdings, on a consolidated basis, achieved net sales or production of 2.0 million pounds of plastic lumber per month for three consecutive months, subject to certain limitations contained in the Agreement. In the event we reach these sales or production levels the shareholders of Earth Care Global Holdings as of March 29, 1996 and Clean Earth, Inc., which shareholders are referred to as the "Historical Shareholders" would receive approximately 4.6 million earnout shares. No additional assets or cash would be received by us in the event such sales or production goals were achieved which would result in the dilution from the issuance of additional shares which would directly impact all shareholders who purchased our common stock subsequent to March 29, 1996 and who still owned our common stock on the date the earnout shares are issued, assuming the sales or production goal is met. As of June 30, 1999, our net tangible book value was $34,887,796, or $1.26 per share of common stock. Net tangible book value per share represents total assets less total liabilities, divided by the number of shares of common stock outstanding. After making the accounting adjustments necessary to give effect to the issuance of the 4,573,686 earnout shares, the adjusted net book value as of June 30, 1999 would have been $1.08 per share which represents an immediate dilution of $0.18 per share to all of our shareholders who are not Historical Shareholders.

      As of September 30, 1999, we entered into a Settlement Agreement with approximately 97.5% of the Historical Shareholders whereby each Historical Shareholder agreed to accept 15% of the earnout shares they may have otherwise been entitled to receive. This Settlement Agreement will require us to issue approximately 691,408 shares on or about January 5, 2000 in lieu of the approximately 4.6 million shares set forth above. To the extent, we do not receive the settlement of 100% of the Historical Shareholders, we will continue to have exposure to issue additional earnout shares based upon the formulation discussed above; however, for those approximately 97.5% who have already executed a Settlement Agreement we are currently obligated to issue approximately 674,407 shares of the total 691,408 shares on or about January 5, 2000.

      Although the issuance of these shares will still create dilution for all shareholders, the amount of dilution being created is substantially less than the dilution that would have resulted to shareholders if 4.6 million earnout shares were to be issued rather than the approximately 674,407 shares being issued to the Historical Shareholders who have executed a Settlement Agreement plus any additional earnout shares, if any but never more than 114,000 shares, that may be issued in the future.


      Reference is made to the Form 8-K filed with the Securities and Exchange Commission on October 1, 1999 for further information.

      OUR PLASTIC LUMBER PRODUCTS CARRY LONG WARRANTIES, AS MUCH AS 50 YEARS ON SOME PRODUCTS.AS THE PRODUCT IS FAIRLY NEW, WE DO NOT HAVE SUFFICIENT HISTORICAL TRACK RECORD TO DETERMINE THE FUTURE LIABILITY THAT MAY RESULT FROM OFFERING EXTENDED WARRANTIES OR FROM PRODUCT LIABILITY MATTERS, WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

      Our plastic lumber products are fairly new and have not been on the market for long periods of time and may be used in applications that we may have no knowledge of or limited experience in. Our plastic lumber products are used in applications that we have little or no historical track record to measure our potential liability as it relates to product warranty or product liability issues. If our products fail to perform over the extended warranty periods, which for some products is as long as 50 years, we may not have the ability to adequately protect ourself against such potential liability which can cause a material adverse affect on our business and financial


      IF WE ARE NOT ABLE TO ATTRACT AND KEEP EMPLOYEES WITH THE REQUISITE LEVELS OF EXPERTISE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION.

      Our business requires a significant amount of expertise in a wide variety of functions. We cannot assure you that we will be able to maintain employees with the requisite levels of expertise or that we will be able to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could have a material adverse effect on our business, financial condition and results of operation.

      OUR COMPUTER SYSTEMS AND/OR THE COMPUTER SYSTEMS OF OUR CUSTOMERS OR VENDORS MAY NOT BE YEAR 2000 COMPLIANT WHICH COULD RESULT IN AN INABILITY TO ENGAGE IN NORMAL BUSINESS ACTIVITIES FOR A PERIOD OF TIME AFTER JANUARY 1, 2000 WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION.

      Although we believe our accounting software is Year 2000 compliant and currently estimate that our information technology systems will be Year 2000 compliant by the end of 1999, we cannot assure you that our information technology systems will be Year 2000 compliant on a timely basis. We are in the process of developing a contingency plan in the event our systems are not Year 2000 compliant on a timely basis.


      We do not anticipate significant costs to become Year 2000 compliant. Although we have no control over Year 2000 compliance by our customers or vendors, we are in the process of developing a contingency plan in the event our customers or vendors are not Year 2000 compliant on a timely basis. If we or our customers or vendors are not Year 2000 compliant on a timely basis, it could result in an inability to engage in normal business activities for a period of time after January 1, 2000 which could have a material adverse effect on our business, financial condition and results of operation. We have sent a survey to our major customers and suppliers and based upon the responses we have received on our survey, we do not foresee any material adverse effects from our major customers and suppliers. We have also completed an internal audit of our equipment and computer software and we believe we have taken all appropriate action to rectify any Year 2000 issues. As a result, we do not anticipate any material adverse effect on our business or financial condition.


      SEVERAL OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE AFFILIATED WITH ENTITIES WHICH ARE SIGNIFICANT SHAREHOLDERS OF OURS, WHICH COULD RESULT IN A CONFLICT OF INTEREST.

      Several of our of directors, officers and employees are affiliated, through ownership or otherwise, with the Stout Partnership and Schultes, Inc., each of which is a significant shareholder. When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Since a majority of our directors are affiliated with those entities, agreements related to monies provided by those entities were not the result of arm's-length negotiations. We have attempted to have these agreements be as similar to those negotiated by us with third parties, however, these agreements may include terms and conditions that may be more or less favorable to us than terms contained in similar agreements negotiated with third parties.

      IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      The success of our growth strategy depends on our ability to continue to increase profit margins through:

     X     integration of acquisitions;
     X     consolidation of plants and operations;
     X     increased consumer acceptance of alternative wood products;
     X     an increased distribution network;
     X     increased production capacity; and
     X     ability to finance growth.

      Our ability to implement this strategy will depend in large part on whether we are able to:

     X expand through strategic acquisitions of companies in new and complementary industries;
     X    obtain adequate financing on favorable terms to fund this growth strategy;
     X    develop and expand its customer base;
     X    hire, train and retain skilled employees;
     X    strengthen brand identity and successfully implement its
          marketing campaigns;
     X    continue to expand in the face of increasing competition;
     X    continue to negotiate our supply contacts and sales agreements on terms that increase or maintain our current profit margins; and
     X    create sufficient demand for plastic lumber and other products.

      Our inability to implement any or all of these strategies could have a material adverse effect on our results of operations and financial condition.

      OUR GROWTH STRATEGY INCLUDES ACQUISITIONS AND IF WE ARE UNABLE TO MAKE ACQUISITIONS, OR IF THOSE ACQUISITIONS ARE NOT SUCCESSFUL, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      As part of our growth strategy, we have made, and plan to continue to make acquisitions of other companies. We may not be able to make acquisitions in the future. In addition, any acquisition that we make could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions are subject to many risks, including the risks that:

     X    we may not be able to identify suitable companies to buy;
     X we may not be able to purchase companies at favorable prices, or at all;
     X we may not be able to obtain financing on favorable terms, or at all, to pay for future acquisitions; and
     X we may not be able to effectively integrate the acquired businesses or technologies into our operations.

In addition, in order to consummate future acquisitions, we may be required to borrow money or incur other liabilities, which could have a material adverse effect on our liquidity and capital resources. We may also be required to issue additional shares of stock, which could result in dilution to our shareholders.

      AS A RESULT OF OUR ACQUISITION OR LEASE OF REAL ESTATE, WE MAY BECOME LIABLE FOR THE REMEDIATION AND/OR REMOVAL OF HAZARDOUS OR TOXIC SUBSTANCES FROM THAT REAL ESTATE.

      From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state or local environmental laws, ordinances and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at property we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate the property, may adversely affect our ability to sell or rent the property or to borrow using the property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties.

      THE SEASONAL NATURE OF OUR BUSINESS COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our business, financial condition and results of operation could be adversely affected.

      SOME OF OUR BUSINESSES OPERATE IN RELATIVELY NEW INDUSTRIES WHICH PROSPECTIVE CUSTOMERS MAY RESIST.

      The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new industries. There is a general reluctance in the construction industry to use new materials before they have been extensively tested, particularly in certain segments which have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

      IF WE ARE NOT ABLE TO OBTAIN OUR RAW MATERIALS AT COMMERCIALLY REASONABLE TERMS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


      The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. Historically, suppliers have provided adequate quantities of these raw materials at favorable costs. We believe that our current sources of raw materials will continue to be available on commercially reasonable terms. However, unavailability, scarcity or increased cost of these raw materials could have a material adverse effect upon our business. We purchase most of our raw materials through generators of post-consumer and industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could have a material adverse effect on our business, financial condition and results of operations.


      IF WE ARE UNABLE TO DEVELOP NEW TECHNOLOGIES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our products and services involve newly developing technologies and we cannot be sure that we will be able to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. There is a general lack of public awareness of these newly developing products and services generally, or as alternatives to more traditional and well established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain certain levels of know-how and technical expertise. Our failure to compete effectively could have an adverse effect on our business, financial condition and results of operations.

      THERE IS A LACK OF UNIFORM STANDARDS IN THE PLASTIC LUMBER INDUSTRY IN WHICH WE OPERATE WHICH COULD RESTRICT THE GROWTH OF PLASTIC LUMBER PRODUCTS AND LIMIT THE MARKET FOR THESE PRODUCTS.

      The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of such standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of such building materials reluctant to use them. The Plastic Lumber Trade Association, of which we are a member, is pursuing increased public awareness of such standards, but we cannot be sure that public awareness will successfully be increased or that increased awareness will increase the market for our products.

      THE INDUSTRIES IN WHICH WE OPERATE ARE SUBJECT TO EXTENSIVE REGULATION AND THE COST OF COMPLYING WITH THOSE REGULATIONS, OR THE LIABILITY FOR NOT COMPLYING, COULD BECOME SUBSTANTIAL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


      Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation and Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. In particular, the business of treating or otherwise handling toxic or hazardous waste materials is fraught with potential liability to such handlers if the handling and tracking of such wastes is not completed properly. We believe we are either in material compliance with all currently applicable laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, but we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are always subject to change and could become more stringent in the future. Although state and federal legislation currently provide for certain procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.


      IF WE ARE NOT ABLE TO MAINTAIN OUR PERMITS AND LICENSES, IT COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

      Our business, especially our environmental recycling operation, depends on our maintaining permits and licenses from many different federal, state, and local agencies. We cannot assure you that we will be able to maintain our permits and licenses in the future or that we will be able to modify our permits and licenses, if necessary, to be able to compete effectively.

      WE RELY SIGNIFICANTLY ON OUR TRADE SECRETS AND OUR INABILITY TO PROTECT THOSE TRADE SECRETS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our businesses involve many proprietary trade secrets, including certain methods, processes and equipment designs for which we have not sought patent protection. Although we have taken measures to safeguard our trade secrets by limiting access to manufacturing and processing facilities and requiring confidentiality and nondisclosure agreements with third parties, we cannot assure you that our trade secrets will not be disclosed or that others will not independently develop comparable or superior technology. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. We have obtained exclusive worldwide licensing rights with respect to patent technology related to railroad crossties and the process to manufacture them, but there is no assurance we will be able to maintain those rights for any specific length of time. We also purchased patents to manufacture structural lumber.

      To the extent we do have patents on some of our technology there can be no assurances that our patents will adequately protect us from similar technology being developed with different formulations or from use in countries in which we do not have patent protection. The Company will seek to protect itself against known infringement cases against our patents, but there can be no assurance that our efforts will be successful.

      IF WE ARE NOT ABLE TO SUCCESSFULLY OBTAIN BID WORK AT SUITABLE PROFITABLE MARGINS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our environmental recycling operation consists of certain subsidiaries which are highly reliant upon contract bidding as a significant source of revenues. We cannot assure you that we will be successful in obtaining bid work in the future or that if we do obtain bid work that it will be at suitable profitable margins. Our failure to successfully obtain bid work at suitable profitable margins could have a material adverse effect on our business, financial condition and results of operations.

      THE OCCURRENCE OF AN EVENT NOT FULLY COVERED BY INSURANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our business could be disrupted by a variety of occurrences, including:

      X     fires, explosions or blow outs;
      X     environmental hazards;
      X     hurricanes, floods, fires or other acts of God; or
      X     product liability occurrences.

      Any of these occurrences could result in substantial losses due to:

      X     injury;
      X     loss of life;
      X     severe damage;
      X     clean-up responsibilities;
      X     regulatory investigation; or
      X     penalties and suspension of operations.

      We maintain insurance coverage against some, but not all, potential risks. However, we cannot assure you that:

      X    insurance will be adequate to cover all losses or exposure for liability;
      X insurance will continue to be available at premium levels that justify its purchase; or
      X    insurance will continue to be available at all.

      If an event occurs which is not fully covered by insurance, it could have a material adverse effect on our business, financial condition and results of operation.

      A SUBSTANTIAL INCREASE IN INTEREST RATES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION, WHILE A FAILURE TO COMPLY WITH OUR CREDIT AGREEMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND CAPITAL RESOURCES.

      A substantial portion of our outstanding indebtedness is at floating interest rates. Therefore, a substantial increase in interest rates could adversely affect our cost of borrowed money, which could have an adverse effect on our business, financial condition and results of operation. In addition, most of our debt instruments contain covenants establishing certain financial and operating restrictions. Our failure to comply with any covenant or obligation contained in any credit agreement could result in an event of default which could accelerate debt repayment terms under certain other credit agreements, all of which could have a material adverse effect on our liquidity and capital resources.

      OUR PENDING OR FUTURE ADMINISTRATION AND LEGAL PROCEEDINGS COULD RESULT IN A SIGNIFICANT JUDGMENT AGAINST US, THE LOSS OF A SIGNIFICANT PERMIT OR LICENSE OR THE IMPOSITION OF A SIGNIFICANT FINE, ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      We are generally involved in administrative and legal proceedings in the ordinary course of our business. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for waste facilities and responding to these challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on our business, financial condition and results of operations.

      THE INDUSTRIES IN WHICH WE OPERATE ARE VERY COMPETITIVE AND OUR INABILITY TO COMPETE EFFECTIVELY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      All of our businesses operate in highly competitive industries. Our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product, and compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for certain applications, as well as appealing to the environmental consciousness of consumers. Our environmental recycling operations face competition from several large competitors that provide similar services throughout the northeast and midatlantic states. The resources of these competitors, financial or otherwise are such that it is very difficult for us to effectively compete. In some instances, our competitors have more revenues, market share, better name recognition and capital available which could make it difficult for us to compete. In addition, the environmental industry is changing as a result of rapid consolidation and our future success may be affected by those changes. Our failure to compete successfully in either the plastic lumber or the environmental industry could have a material adverse effect on our business, financial condition and results of operations.

      FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.


      There were approximately 30.5 million shares of our common stock outstanding as of August 30, 1999. In addition, we intend to continue to issue common stock in connection with acquisitions, financings or in other transactions. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.


      OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL AND, IF WE ARE NOT ABLE TO RETAIN THEM, IT COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      We believe that our success is dependent to a significant extent upon the continued employment of certain key executive officers. The loss of services of Mark S. Alsentzer, our Chief Executive Officer, John Poling, Chief Financial Officer, Bruce C. Rosetto, Vice President and General Counsel, or Michael D. Schmidt, Vice President - Finance, for any reason could have a material adverse effect upon our business, financial condition and results of operations.

      ANTI-TAKEOVER PROVISIONS MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND COULD REDUCE THE AMOUNT THAT SHAREHOLDERS MIGHT RECEIVE IF WE ARE SOLD.

      "Anti-takeover" provisions contained in Nevada law and in our articles of incorporation, bylaws and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. These anti-takeover provisions include the following:

      X Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without shareholder approval. Any preferred stock could have rights, preferences and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

      X Our articles of incorporation and bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered four year term.

      X Options to purchase our common stock will immediately become exercisable upon a change in control.


                                  THE COMPANY

      U.S. Plastic Lumber Corp. is a diversified holding company with subsidiaries operating in the plastic lumber manufacturing, plastic sheet manufacturing, plastic raw material processing, and environmental recycling industries. We are the largest manufacturer of plastic lumber in the United States and are aggressively building our existing lines of business through internal growth and acquisitions. We are actively negotiating to acquire additional companies in our existing and complementary lines of business.

      U.S. Plastic Lumber Corp., a Nevada corporation, was incorporated in June 1992.

                           FORWARD LOOKING STATEMENTS



      Some of the information in this prospectus may contain "forward-looking statements". Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the following risks which are described in detail under "Risk Factors" beginning on page 2 hereof:

      X     operating losses;
      X     limited access to capital;
      X     dilution which could result from issuance of additional shares pursuant to earn-out agreements;

      X     warranties which apply to our product;

      X     ability to maintain level of employee expertise;
      X     risks associated with Year 2000 issues;
      X     potential conflicts of interest with directors and large
            shareholders;
      X     agreements not subject to arms length negotiations;
      X     ability to implement growth strategy;
      X     environmental concerns;
      X     seasonality;
      X     risks related to the newly developing plastic lumber industry;
      X     availability of raw materials used to make plastic lumber;
      X     competition and marketing in the plastic lumber industry;
      X     newly developing technologies;
      X     lack of industry standards in the plastic lumber industry;
      X     extensive governmental regulations;
      X     loss of permits;
      X     protection of technology;
      X     reliance in the bidding process; and
      X     operating hazards and insurance coverage.

When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                                USE OF PROCEEDS

All net proceeds from the sale of U.S. Plastic Lumber Corp. common stock will go to the shareholders selling common stock under this prospectus. U.S. Plastic Lumber will not receive any proceeds from the sale of the common stock sold by the selling shareholders.

                              SELLING SHAREHOLDERS

The following table provides certain information regarding the beneficial ownership of U.S. Plastic Lumber Corp. common stock by the shareholders selling common stock under this prospectus prior to and after the offering. Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. After the offering, none of the shareholders selling common stock under this prospectus will own any of the outstanding U.S. Plastic Lumber Corp. common stock.



                                              # OF SHARES OWNED        # OF SHARES BEING      # OF SHARES OWNED
SELLING SHAREHOLDER                           PRIOR TO THE OFFERING     OFFERED FOR SALE      AFTER THE OFFERING
-------------------                           ---------------------     ----------------      ------------------

Apodaca Investment Partners(1)                         12,500                 12,500                -0-
Apodaca Investment Offshore(1)                         25,000                 25,000                -0-
Sears Investment Management(1)                         12,500                 12,500                -0-
Apogee Fund L.P.(1)                                   125,000                125,000                -0-
Foxhound Partners LP(1)                                90,000                 90,000                -0-
Zeke LP(1)                                             80,000                 80,000                -0-
Clarion Capital Corp.(1)                               37,500                 37,500                -0-
Clarion Partners, L.P.                                 29,250                 29,250                -0-
Clarion Offshore Fund Ltd.                              8,250                  8,250                -0-
Marcaud Cook & Cie S.A.(1)                             40,000                 40,000                -0-
Fidelity National Title Insurance Co.(1)               55,000                 55,000                -0-
Stuart G. Gauld(1)                                      5,000                  5,000                -0-
Whitney Partners L.P.(1)                               46,000                 46,000                -0-
Ultra Whitney Offshore(1)                              14,000                 14,000                -0-
Bryco Investments(1)                                   10,000                 10,000                -0-
Hollis Capital Partners(1)                             25,000                 25,000                -0-
Apex Limited Partners, L.P.(1)                         20,000                 20,000                -0-
EDJ Limited(1)                                         25,000                 25,000                -0-
Verita SG Investment Trust(1)                          40,000                 40,000                -0-
Stichting Pensioenfonds ABP(1)                        150,000                150,000                -0-
NFIB Employee Pension Trust(1)                         40,000                 40,000                -0-
Norwalk Employees' Pension Trust(1)                    45,000                 45,000                -0-
Public Employee Retirement System of
Idaho(1)                                              300,000                300,000                -0-
State of Oregon PERS/ZCG(1)                           550,000                550,000                -0-
The Jennifer Altman Foundation(1)                      35,000                 35,000                -0-
Asphalt Green, Inc.(1)                                 10,000                 10,000                -0-
Dean Witter Foundation(1)                              30,000                 30,000                -0-
Lazar Foundation(1)                                    10,000                 10,000                -0-
Roanoke College(1)                                     30,000                 30,000                -0-
Butler Family LLC(1)                                   15,000                 15,000                -0-
HBL Charitable Unitrust(1)                             10,000                 10,000                -0-
Andrew Heiskell(1)                                     20,000                 20,000                -0-
Helen Hunt(1)                                          25,000                 25,000                -0-
Frederick L. Jacobson(1)                                5,000                  5,000                -0-
Psychology Associates(1)                                5,000                  5,000                -0-
Morgan Trust Co of the Bahamas Ltd
as Trustee U/A/D 11/30/93(1)                           35,000                 35,000                -0-
Susan Uris Halpern(1)                                  15,000                 15,000                -0-
William B. Lazar(1)                                    10,000                 10,000                -0-
Wells Family LLC(1)                                    25,000                 25,000                -0-
Albert L. Zesiger(1)                                   15,000                 15,000                -0-
Barrie Ramsay Zesiger(1)                               10,000                 10,000                -0-
Wolfson Investment Partners LP(1)                      10,000                 10,000                -0-
Environmental Opport. Fund II LP(2)                    97,064                 97,064                -0-
Environmental Opp. Fund II(Instit)(2)                 356,507                356,507                -0-





(1) Represents shares issued as part of a private placement in the amount of 2,100,000 shares at $8.25 per share closed on or about August 19, 1999.

(2) Represents a portion of 453,571 shares of common stock previously issued by the Company.

                              PLAN OF DISTRIBUTION

      The shareholders selling common stock under this prospectus, or their pledgees, may offer their shares of U.S. Plastic Lumber Corp. common stock at various times through dealers or brokers or other agents or directly to one or more purchasers in one or more of the following transactions:

      X     on the Nasdaq Stock Market or other exchange on which the common stock may be listed for trading;
      X     in the over-the-counter market;
      X     in privately negotiated transactions;
      X     in brokerage transactions; or
      X     in a combination of any of the above transactions.

      The shareholders selling common stock under this prospectus may sell their shares:

      X     at market prices prevailing at the time of sale;
      X     at prices related to those prevailing market prices; or
      X     at negotiated prices.

      These selling shareholders may use broker, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the shareholders, or they may receive commissions from purchasers of common stock for whom they acted as agents. The discounts concessions or commissions as to a particular broker, dealer or other agent may be in excess of those customary in the type of transaction involved.

      This prospectus also may be used, with our consent, by donees of the shareholders selling common stock under this prospectus, or by other persons acquiring common stock from these shareholders and who wish to offer and sell that common stock under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth:

      X     the names of donees of the shareholders;
      X     the number of shares of common stock involved;
      X     the price at which those shares are sold;
      X     the commissions paid or discounts or concessions allowed, where applicable; and
      X     any other material information with respect to the plan of distribution not previously disclosed.

      Neither U.S. Plastic Lumber Corp. nor the shareholders selling common stock under this prospectus can presently estimate the amount of this compensation. We know of no existing arrangements between any shareholder and any other shareholder, broker, dealer or other agent relating to the sale or distribution of the common stock. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the common stock may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of that distribution.

      The shareholders selling common stock under this prospectus will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including without limitation Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the common stock by those shareholders. All of this may affect the marketability of the common stock.

      We will pay substantially all of the expenses incident to this offering other than commissions, concessions and discounts of brokers, dealers or other agents. Each shareholder selling common stock under this prospectus may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. We may agree to indemnify the selling shareholders and any statutory "underwriters" and controlling persons of those "underwriters" against certain liabilities, including certain liabilities under the Securities Act. In order to comply with certain states' securities laws, if applicable, the common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers.

                                    EXPERTS


The audited consolidated financial statements and schedules of U.S. Plastic Lumber as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports.


                                 LEGAL MATTERS


      Bruce C. Rosetto, will give his opinion as to the validity of the shares of common stock offered by the shareholders selling common stock under this prospectus. Mr. Rosetto is Vice President, General Counsel and Secretary of the Company. Mr. Rosetto did not receive any additional compensation in connection with rendering this opinion other than his salary and benefits as an officer of the Company which include options to purchase 115,000 shares of which 40,000 shares were granted at an exercise price of $3.50 per share and the remaining 75,000 shares were granted at an exercise price of $4.00 per share.


                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC's regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning U.S. Plastic Lumber Corp. at the offices the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006-1500.

      We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of U.S. Plastic Lumber Corp. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

      The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT U.S. PLASTIC LUMBER THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. COPIES OF ANY OF THAT INFORMATION ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR THOSE DOCUMENTS SHOULD BE DIRECTED TO THE SECRETARY, U.S. PLASTIC LUMBER CORP., 2300 GLADES ROAD, SUITE 440W, BOCA RATON, FLORIDA 33431, AND TELEPHONE REQUESTS MAY BE DIRECTED TO THE SECRETARY AT (561) 394-3511.

      We incorporate by reference the documents listed below which we previously filed with the SEC:

      1. Our annual report on Form 10-KSB for the year ended December 31, 1998, which we filed March 30, 1999 (including those portions of the proxy statement for our 1999 annual meeting of shareholders incorporated by reference in our annual report on Form 10-KSB);


      2. The description of our common stock in our registration statement on Form 8-A12G filed with the SEC on March 2, 1998 under the Securities Exchange Act;

      3. Our quarterly reports on Form 10-QSB for the three and six months ended March 31, 1999 and June 30, 1999 which were filed on May 15, 1999 and August 13, 1999 respectively;

      4. Form 8-K filed on October 1, 1999 relating to the settlement of an earn out shares issue with historical shareholders;

      5. Form 8-K filed on October 12, 1999 related to the restatement of 1998 Financial Statements due to a pooling of interest transaction with Barbella Environmental Technology; and

      6. All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our last fiscal year.

      All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

===============================================================================




                                2,553,571 SHARES









                           U.S. PLASTIC LUMBER CORP.








                                  COMMON STOCK






                                 --------------
                                   PROSPECTUS
                                 --------------










                The date of this Prospectus is October ___, 1999

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


Securities and Exchange Commission Registration Fee ..         5,857*
                                                             -------
Accounting Fees and Expenses .........................         5,000**
                                                             -------
Legal Fees and Expenses ..............................       100,000**
                                                             -------
Printing and Engraving Expenses ......................         2,000**
                                                             -------
Blue Sky Fees and Expenses ...........................         2,000**
                                                             -------
                  Total...............................      $114,857
                                                            ========


*  Actual
** Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's articles of incorporation (a copy of which is filed as Exhibit 3.5 to the Company's Registration Statement on Form SB-2 filed with the SEC on March 7, 1997) limit liability of its officers and directors to the fullest extent permitted by the Nevada Business Corporation Act.

      Sections 18.7502 and 78.751 of the Nevada Business Corporation Act provides that each corporation:

      (1) may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and

      (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      Any indemnification under Sections 1 and 2, unless ordered by a court or advanced as provided by the Nevada statute and the Company's articles of incorporation, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a) By the stockholders;

      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

      The indemnification and advancement of expenses authorized in or ordered by a court: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to the requirements of the Nevada statute and the Company's articles of incorporation, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

      The Company has obtained insurance to cover its directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the common stock.


ITEM 16. EXHIBITS.


 5.1 Opinion of Bruce C. Rosetto as to the validity of the issuance of the common stock of U.S. Plastic Lumber Corp. being registered.*

23.1 Consent of Arthur Andersen LLP, independent certified public accountants.

23.2     Consent of Bruce C. Rosetto (included in Exhibit 5.1).*


24.1     Power of Attorney of certain signatories (included on the Signature
         Page).


*PREVIOUSLY FILED


ITEM 17. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida on October 12, 1999.


                                                U.S. PLASTIC LUMBER CORP.



Date: October 12, 1999                          By: /s/ Mark S. Alsentzer
     -------------------------                      ---------------------------
                                                    Mark S. Alsentzer, Chief
                                                    Executive Officer and
                                                    President



      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on October 12, 1999 in the capacities indicated.



Name                                         Title


/s/ Louis D. Paolino, Jr     10/12/99
-------------------------------------
Louis D. Paolino, Jr.          Date        Chairman


/s/ Mark S. Alsentzer        10/12/99
--------------------------------------     Chief Executive Officer and President
Mark S. Alsentzer              Date        (Principal Executive Officer)


/s/ Michael D. Schmidt       10/12/99      Vice President - Finance (Principal
--------------------------------------     Accounting Officer)
Michael D. Schmidt             Date


/s/ John J. Poling           10/12/99      Chief Financial Officer (Principal
--------------------------------------     Financial Officer)
John J. Poling                 Date


/s/ August C. Schultes, III  10/12/99      Director
--------------------------------------
August C. Schultes III         Date


/s/ Gary J. Ziegler          10/12/99      Director
--------------------------------------
Gary J. Ziegler                Date


/s/ Roger N. Zitrin          10/12/99      Director
--------------------------------------
Roger N. Zitrin                Date


/s/ John Drury               10/12/99      Director
--------------------------------------
John Drury                     Date

                                 EXHIBIT INDEX



 5.1 Opinion of Bruce C. Rosetto as to the validity of the issuance of the common stock of U.S. Plastic Lumber Corp. being registered.*

23.1 Consent of Arthur Andersen LLP, independent certified public accountants.

23.2     Consent of Bruce C. Rosetto (included in Exhibit 5.1).*

24.1     Power of Attorney of certain signatories (included on the Signature
         Page).


*PREVIOUSLY FILED.